Exhibit 99-1

Via Email

From: George Evans
Date: Fri, 5 Nov 2010 10:27:51 -0400
Subject: Employment Agreement

Leo

After receiving your e-mails yesterday, I had a chance to reflect on the situation regarding my Employment Agreement.  Here is the way I see it:

1.  My original Agreement expires three years from the Commitment Date.  Since the Commitment Date has not yet occurred, the Agreement has at least three years to go.

2.  The Board of Directors of Cellceutix recently approved a two year extension on the same terms as the original Agreement.  In the best case for Cellceutix, that means the Agreement would run until December 7, 2012.

3.  Cellceutix has no cause to terminate the Agreement.

4.  In spite of that, your e-mails from yesterday terminate the agreement.  Since there is no cause for the termination and since the Board had only recently approved an extension, this can only be considered a bad faith action to deprive me of the benefit of the Agreement.

5.  In parallel, I am exercising my right to terminate the Agreement for Good Reason.  Reduction in compensation without my consent is clearly defined as Good Reason in the agreement.

7.  In either event, Cellceutix is responsible to me for the full benefit of the Agreement.

6.  The net result of your bad faith actions is that Cellceutix is obligated to me for the following:

    a.  Salary through December 7, 2010 of $900,000.

    b.  Salary through at least December 7, 2012 of $800,000.

    c.  Honoring of the stock options previously granted through their full term ( recently extended by Board resolution to five years).

    d.  Granting of options equal to 1% of the Company’s equity for at least the next two years.

    e.  Cash bonuses for meeting milestones on IND filing and others as set out in the Agreement.

    f.  Cellceutix may also be liable for exemplary and/or punitive damages for its bad faith actions.

Regarding accrued salary, I would note that the Company has recently been awarded substantial grants by the Federal Government.  I would expect that these funds would be used to satisfy part of the Company’s obligation to me for back salary.  Any other use of the funds would be simply another expression of bad faith on the part of the Company.

I expect to receive all the back salary and the future salary that is owed within 30 days of the date of this note.  If I have not received the salary, I will be forced to consider other actions.

There are several other items that follow from the termination of the agreement.  First, please remove all references to me from the Company’s web site, except to the extent necessary to explain that I am no longer with the Company.  This includes contacting the Wall Street Transcript to advise them not to run the interview.  As a related item, I have the right to review any disclosures relating to the termination.  I assume that you will honor this obligation.

I expect to hear from you promptly that you will live up to your obligations.

Thanks.

George